Exhibit 10.3
INDEMNIFICATION AGREEMENT
This Indemnification Agreement made and entered into this 5th day of November, 2008 (the “Agreement”), by and between TomoTherapy Incorporated, a Wisconsin corporation (the “Company”), and                                         , Indemnitee (“Indemnitee”):
WHEREAS, highly competent persons are becoming more reluctant to serve publicly held corporations as directors, officers or in other capacities unless they are provided with adequate protection through insurance and indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of corporations;
WHEREAS, the difficulties of obtaining adequate insurance and uncertainties relating to indemnification have increased the difficulty of attracting and retaining such persons;
WHEREAS, Sections 180.0850 through 180.0859 of the Wisconsin Business Corporation Law (the “WBCL”) provide both mandatory and discretionary indemnification for directors and officers of Wisconsin corporations;
WHEREAS, the Board of Directors (the “Board”) of the Company has determined that the Company should act to assure such persons that there will be increased certainty of such protection in the future by providing, in addition to indemnification provided by law, certain indemnification rights;
WHEREAS, it is reasonable, prudent, and necessary for the Company contractually to obligate itself to indemnify such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Company free from undue concern that they will not be so indemnified; and
WHEREAS, Indemnitee is willing to serve, continue to serve, and to take on additional service for or on behalf of the Company on the condition that he or she be so indemnified;
NOW, THEREFORE, in consideration of the premises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:
Section 1. Services by Indemnitee. Indemnitee agrees to serve as a director, officer, employee, or agent (collectively, the “Representative”) of the Company. Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or other obligation imposed by operation of law), and the Company or any subsidiary shall have no obligation to continue the Indemnitee in any such position.
Section 2. Indemnification. The Company shall indemnify Indemnitee to the fullest extent permitted by applicable law in effect on the date hereof or as such laws may from time to time be amended. Without diminishing the scope of the indemnification provided by this Section 2, the indemnification rights of Indemnitee provided hereunder shall include, but shall not be limited to, those rights set forth hereinafter, except to the extent expressly prohibited by applicable law.

Section 3. Action or Proceeding. In addition to the indemnification of Indemnitee provided pursuant to the other provisions hereof, Indemnitee shall be entitled to the indemnification rights provided in this Section 3 if he or she is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative in nature, by reason of the fact that he or she is or was a Representative or fiduciary of the Company or is or was serving at the request of the Company as a Representative or fiduciary of any other entity or by reason of anything done or not done by him or her in such capacity. Pursuant to this Section 3, Indemnitee shall be indemnified against all expenses (including attorneys’ fees), costs, judgments, penalties, fines, and amounts paid in settlement or litigation actually and reasonably incurred by him or her in connection with such action, suit, or proceeding (including, but not limited to, the investigation, defense, or appeal thereof), unless such amounts were incurred because Indemnitee breached or failed to perform a duty owed to the Company and the breach or failure to perform constitutes:
(a)	a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which Indemnitee has a material conflict of interest;

(b)	a violation of criminal law, unless Indemnitee had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

(c)	a transaction from which Indemnitee derived an improper personal profit; or

(d)	willful misconduct.
Section 4. Indemnification for Costs, Charges, and Expenses of Successful Party. Notwithstanding the other provisions of this Agreement and in addition to the rights to indemnification set forth elsewhere herein, to the extent that Indemnitee has served as a witness on behalf of the Company or has been successful on the merits or otherwise, including, without limitation, the dismissal of an action, with or without prejudice, or in defense of any action, suit, or proceeding referred to in Sections 3 and 4 hereof, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against all costs, charges, and expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. This Section shall not be construed to limit or prohibit other rights to indemnification provided herein or by statute that may be available and such other rights shall not be dependent on the outcome of any action.
Section 5. Partial Indemnification. In addition to the rights to indemnification set forth elsewhere herein, if Indemnitee is only partially successful in the defense, investigation, settlement, or appeal of any action, suit, investigation, or proceeding described in Section 3 or 4 hereof, and as a result, is not entitled under the other provisions of this Agreement to indemnification by the Company for the total amount of the expenses (including attorneys’ fees), costs, judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred by him or her, the Company shall nevertheless indemnify Indemnitee, as a matter of right pursuant to Section 5 hereof, to the extent Indemnitee has been partially successful.

Section 6. Procedures for Seeking Indemnification. An Indemnitee who seeks indemnification hereunder shall make a written request therefor to the Company.
(a) Subject to Section 6(b), within sixty days of the Company’s receipt of such request, the Company shall pay or reimburse Indemnitee for the entire amount incurred by the Indemnity in connection with the subject proceeding.
(b) No indemnification shall be required to be paid by the Company hereunder if, within such sixty-day period, (i) a disinterested quorum of the Board, by a majority vote thereof, determines that the Indemnitee requesting indemnification engaged in misconduct constituting a breach of duty to the Company or (i) a disinterested quorum cannot be obtained. In such case, the Board shall immediately authorize by resolution that an Authority, as defined in Section 7, determine whether the Indemnitee’s conduct constituted a breach of duty and, therefore, whether indemnification should be denied hereunder. If (i) the Board does not authorize an Authority to determine the Indemnitee’s right to indemnification hereunder within such sixty-day period and/or (ii) if indemnification of the requested amount is paid by the Company, then it shall be conclusively presumed for all purposes that a disinterested quorum has affirmatively determined that the Indemnitee did not engage in misconduct constituting a breach of duty and, in the case of subsection (i) above (but not subsection (ii)), indemnification by the Company of the requested amount shall be paid to the Indemnitee immediately.
Section 7. Determination of Entitlement to Indemnification. If the Board authorizes an Authority to determine an Indemnitee’s right to indemnification pursuant to Section 6, the Indemnitee requesting indemnification shall have the absolute discretionary authority to select one of the following as such Authority:
(i) An independent legal counsel; provided, that such counsel shall be mutually selected by such Indemnitee and by a majority vote of a disinterested quorum of the Board or, if a disinterested quorum cannot be obtained, then by a majority vote of the Board;
(ii) A panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association in Wisconsin; provided, that (A) one arbitrator shall be selected by such Indemnitee, the second arbitrator shall be selected by a majority vote of a disinterested quorum or, if a disinterested quorum cannot be obtained, then by a majority vote of the Board, and the third arbitrator shall be selected by the two previously selected arbitrators, and (B) in all other respects (other than this Article V), such panel shall be governed by the American Arbitration Association’s then existing Commercial Arbitration Rules; or
(iii) A court pursuant to and in accordance with Section 180.0854 of the Statute.
In any such determination by the selected Authority, there shall exist a rebuttable presumption that the Indemnitee’s conduct did not constitute a breach of duty and that indemnification against the requested amount is required. The burden of rebutting such a presumption by clear and convincing evidence shall be on the Company or such other party asserting that such indemnification should not be allowed. The Authority shall make its determination within sixty days of being selected and shall submit a written opinion of its conclusion simultaneously to both the Company and the Indemnitee.

If the Authority determines that indemnification is required hereunder, then the Company shall pay the entire requested amount, including interest thereon at a reasonable rate, as determined by the Authority, within ten days of receipt of the Authority’s opinion; provided, that, if it is determined by the Authority that an Indemnitee is entitled to indemnification against liabilities incurred in connection with some claims, issues or matters, but not as to other claims, issues or matters, involved in the subject Proceeding, then the Company shall be required to pay (as set forth above) only the amount requested as the Authority shall deem appropriate in light of all of the circumstances of such Proceeding. The determination by the Authority that indemnification is required hereunder shall be binding upon the Company and the Indemnitee, regardless of any prior determination that the Indemnitee engaged in a Breach of Duty. Any costs or expenses (including attorneys’ fees) incurred by Indemnitee in connection with his request for indemnification hereunder shall be borne by the Company. The Company hereby indemnifies and agrees to hold Indemnitee harmless therefrom irrespective of the outcome of the determination of Indemnitee’s entitlement to indemnification.
Section 8: Mandatory Allowance of Expenses: The Company shall pay or reimburse from time to time, within twenty (20) days after the receipt of the Representative’s written request therefore, the reasonable expenses of the Representative as such expenses are incurred; provided, however, the following conditions are satisfied:
(i) The Indemnitee furnishes to the Company an executed written certificate affirming his or her good faith belief that he or she has not breached or failed to perform his or her duties to the Company; and
(ii) The Indemnitee furnishes to the Company an unsecured executed written agreement to repay any advances made hereunder if it is ultimately determined that he or she is not entitled to be indemnified by the Company.
If the Indemnitee must repay any previously advanced expenses pursuant to this Section, then such Indemnitee shall not be required to pay interest on such amounts.
Section 9. Other Rights to Indemnification. The indemnification and advancement of expenses (including attorneys’ fees) and costs provided by this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may now or in the future be entitled under any provision of the Bylaws of the Company, Articles of Incorporation of the Company, this Agreement, any vote of shareholders or disinterested directors, provision of law, or otherwise.
Section 10. Attorneys’ Fees and Other Expenses to Enforce Agreement. In the event that Indemnitee is subject to or intervenes in any proceeding in which the validity or enforceability of this Agreement is at issue or seeks an adjudication or award in arbitration to enforce his or her rights under, or to recover damages for breach of this Agreement, Indemnitee, if he or she prevails in whole or in part in such action, shall be entitled to recover form the Company and shall be indemnified by the Company against, any actual expenses for attorneys’ fees and disbursements reasonably incurred by him or her.

Section 11. Directors and Officers’ Insurance. The Company shall, to the extent that the Board determines it to be economically reasonable, maintain a policy of directors’ and officers’ liability insurance, which includes coverage for Indemnitee, on such terms and conditions as may be approved by the Board.
Section 12. Duration of Agreement. This Agreement shall continue until and terminate upon the later of: (i) ten (10) years after Indemnitee has ceased to occupy any of the positions or have any of the relationships described in this Agreement; and (ii) the final termination of all pending or threatened actions, suits, proceedings, or investigations with respect to Indemnitee.
Section 13. Severability. Each section and subsection of this Agreement shall be considered separable and if, for any reason, any section or paragraph herein is determined to be invalid and contrary to any existing or future laws, such invalidity shall not impair or affect those portions of the Agreement which are valid.
Section 14. Agreement in Counterparts. This Agreement may be executed in several counterparts and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all of the parties may not be signatories to the same counterpart, provided that each party is a signatory to at least one counterpart.
Section 15. Captions and References. Titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.
Section 16. Amendment. This Agreement may only be amended by a written instrument executed by all of the parties.
Section 17. Notice by Indemnitee. Indemnitee agrees promptly to notify the Company in writing upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any matter which may be subject to indemnification covered hereunder, either civil, criminal, or investigative.
Section 18. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given to a party at the earlier of the date (i) when actually delivered to such party, (ii) when facsimile transmitted to such party to the facsimile number indicated for such party below (or to such other facsimile number for a party as such party may have substituted by notice pursuant to this Section) or (iii) when mailed to such party by registered or certified U.S. Mail (return receipt requested) or sent by overnight courier, confirmed by receipt, and addressed to such party at the address designated below for such party (or to such other address for such party as such party may have substituted by notice pursuant to this Section):

(a) If to the Company:	1240 Deming Way
Madison, WI 53717
Attn: General Counsel

(b) If to Indemnitee:

or to such other address as may have been furnished to Indemnitee by the Company or to the Company by Indemnitee, as the case may be.
Section 19. Applicable Law and Construction. This Agreement and the validity and construction hereof shall be determined and governed in all respects by the internal laws of the State of Wisconsin. This Agreement shall be construed without regard to any rules of construction regarding the party responsible for the drafting hereof.
Section 20. Binding Effect and Benefit. This Agreement shall be binding upon and inure to the benefit of the Indemnitee and his or her respective heirs, administrators, executors, successors, assigns and legal representatives.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first appearing above.
TOMOTHERAPY INCORPORATED

Frederick A. Robertson,
Chief Executive Officer

                                                            , Indemnitee